EXHIBIT 23.3

[Letterhead of Cardinal Advisory, Inc.]

January 20, 2003

Board of Directors
SunLink Health Systems, Inc.
900 Circle 75 Parkway, Suite 1300
Atlanta, GA 30339

Dear Sirs and Madame:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of SunLink Health Systems, Inc. (“SunLink”) as Annex B to the proxy statement/prospectus of SunLink included in the Registration Statement on Form S-4 of SunLink relating to the proposed merger transaction between HealthMont, Inc. and SunLink and reference thereto in such proxy statement/prospectus under the captions “Summary—Opinions of Financial Advisors” and “The Merger—Opinion of SunLink’s Financial Advisor—Cardinal Advisory, Inc.” In giving this consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/    Brian Reynolds

CARDINAL ADVISORY, INC.